Exhibit 99.1
                     NOVELIS REPORTS SECOND QUARTER RESULTS

                    ROLLED PRODUCT SHIPMENTS INCREASED BY 3%

                      DEBT POSITION REDUCED BY $98 MILLION

    ATLANTA, Aug. 10 /PRNewswire-FirstCall/ -- Novelis Inc.
(NYSE: NVL; TSX: NVL) today reported second quarter 2005 net loss of $18 million, or fully diluted loss per share (EPS) of ($0.24) compared to net income in the carve-out statements as a part of Alcan Inc., our former parent, for the second quarter 2004 of $45 million (EPS $0.61).

    "While the results for the quarter were disappointing I am pleased with the strength of the business fundamentals," commented Brian Sturgell, President and Chief Executive Officer. "Indicative of the strength of the business operations, we continued to generate strong cash flows which allowed us to reduce debt by an additional $98 million. This was driven by rolled products volume growth of 3%, an increase in pricing, an improvement in our product mix and control of our costs. The weakness in Regional Income was mainly due to three factors in the quarter: the movement and timing of metal prices primarily in North America, the strengthening Brazilian Real and unrealized losses on the change in market value of derivatives."

    The comparison of Net Income / (loss) between the second quarter of 2005 and that of 2004 was largely influenced by the following items on an after-tax basis:

    -- Gain on the monetization of cross-currency interest rate swaps of inter-company debt amounting to $37 million in 2005;
    -- Gain on the sale of land in our Asia region of $11 million in 2005;
    -- Unrealized losses on the change in market value of derivatives of $57 million in the second quarter of 2005, compared to unrealized losses in the second quarter of 2004 amounting to $18 million;
    -- Foreign currency balance sheet translation losses of $25 million in the second quarter of 2005, mainly in South America, compared to a gain of $6 million in the second quarter of 2004;
    -- Gain in the second quarter of 2004 of $13 million on a change in the pension plan for our South American operations; and -- As a stand-alone company our interest increased by $20 million in the second quarter of 2005 compared to the 2004 carve-out allocations from Alcan.

    Rolled product shipments climbed to 731 thousand tonnes (kt) for the second quarter of 2005, a 3% increase over the 709 kt shipped in the equivalent period in 2004. The increase in shipments is attributed to strong market demand, largely in South America and Asia, as well as improvements in Europe, particularly in the beverage can and lithographic markets.

    Sales and operating revenues rose nearly 13% for the second quarter of 2005 over the same quarter of 2004 while cost of sales and operating expenses increased by 16%. In addition to the higher shipments, the major contributing factor to increases in both sales and operating revenues and cost of sales was a rise in London Metal Exchange (LME) aluminum prices, which were up approximately 7% from the year-ago quarter. During the quarter, sales and operating revenues in North America were also impacted by the can price ceiling. Sales contracts, currently representing approximately 20% of our annual sales, provide for a ceiling over which metal prices cannot contractually be passed through to our customers. This resulted in our being unable to pass through the complete increase in metal prices sold under these contracts. Although we attempt to mitigate this risk through the purchase of options, this hedging policy was not totally effective given the relatively high and sustained metal prices since the fourth quarter of 2004.

    Selling, general and administrative expenses (SG&A) were $76 million in the second quarter, up $26 million from the year-ago quarter. Included in SG&A in 2005 are additional corporate head office costs, which we incurred as a new stand-alone company. The 2004 quarter included $10 million of the $19 million total benefit from the change in the South American pension plan.

    Interest expense at $50 million in the second quarter of 2005 was significantly higher than the interest allocated from Alcan in the carve-out statements in the second quarter of 2004. A comparison to interest expense in the second quarter of 2004 is not meaningful as it did not reflect the level of debt, nor the associated interest costs that Novelis would have incurred had it operated on a stand-alone basis at that time.

    "Other expenses (income) - net" was an expense of $11 million in the second quarter of 2005 and included a realized gain of $45 million on the monetization of certain cross-currency interest rate swaps that were put in place to hedge inter-company loans denominated in currencies other than the U.S. dollar, and an $11 million gain on the sale of land in Asia. In addition, we had unrealized losses on the change in market value of derivatives of $76 million. The second quarter of 2004 included unrealized losses on the change in market value of derivatives of $27 million. Additionally, the 2005 second quarter included foreign currency balance sheet translation losses of $11 million compared to foreign currency balance sheet translation gains of $1 million in the second quarter of 2004.

    Income taxes for the second quarter of 2005 were $15 million on break-even results for Income before income taxes and other items. In 2004, the effective tax rate for the second quarter was 33% compared to the composite statutory rate of 36%. The main reasons for the second quarter 2005 income taxes were an $11 million pre-tax exchange loss on the translation of net monetary liabilities denominated in local currency, for which there was no related income tax recovery, and a tax liability of $10 million on translation of U.S. dollar debt into local currency, for which there was no related income, both mainly in South America.

    The historical 2004 unaudited combined financial statements are presented in U.S. dollars using United States (U.S.) Generally Accepted Accounting Principles (GAAP) and have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses now comprising Novelis. However, the historical unaudited combined financial statements included herein may not necessarily be indicative of our results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the historical periods presented. As these historical combined financial statements represent a portion of the businesses of Alcan which did not at the time constitute a separate legal entity, the net assets of Novelis have been presented as Alcan's net investment in the businesses. Alcan's investment in the businesses includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan. Subsequent to the spin-off from Alcan, the financial statements no longer reflect Alcan as a related party. For more information on the basis of presentation of the historical combined financial statements, see note 2 to the audited combined financial statements included in the Novelis annual report filed on Form 10-K for the year ended December 31, 2004.

    Regional Results
    See Attachment A for a description of Regional Income and a reconciliation of Regional Income to Income before income taxes and other items.

Total Regional Income

                                            2nd Qtr      2nd Qtr                   1st Qtr
($ in millions)                               2005         2004        % Chg         2005        % Chg
----------------------------------------   ----------   ----------   ----------   ----------   ----------
Sales                                           2,173        1,929         12.6%       2,118          2.6%
Regional Income                                   140          195        (28.2)%        182        (23.1)%
Rolled Product
 Shipments (kt)                                   731          709          3.1%         712          2.7%
Regional Income per Tonne                         192          275        (30.2)%        256        (25.0)%
Depreciation                                       57           57          0.0%          58         (1.7)%
Capital Expenditures                               33           39        (15.4)%         23         43.5%
Total Assets                                    5,341        6,920        (22.8)%      5,667         (5.8)%

    The operating fundamentals of the Company continued to be strong in the second quarter of 2005 and were reflected in 3% higher rolled product shipments, increasing conversion prices, and continued emphasis on cost control. However, Regional Income decreased by $55 million for the second quarter of 2005 versus the prior year period on a pre-tax basis due to three main factors: The adverse effect of metal prices impacted both the can price ceiling in North America and metal timing differences. This accounted for approximately $28 million of the variance while negative impacts from foreign currency movements, mainly in Brazil, accounted for a further $21 million of the decrease. Finally, during the second quarter of 2004, there was a $19 million gain on conversion to a defined contribution pension plan in Brazil that unfavorably impacts the comparison of Regional Income to 2005.

Novelis North America

North America                               2nd Qtr      2nd Qtr                   1st Qtr
($ in millions)                               2005         2004        % Chg         2005        % Chg
----------------------------------------   ----------   ----------   ----------   ----------   ----------
Sales                                             840          749         12.1%         827          1.6%
Regional Income                                    34           72        (52.8)%         57        (40.4)%
Rolled Product
 Shipments (kt)                                   284          289         (1.7)%        283          0.4%
Regional Income per Tonne                         120          249        (51.8)%        201        (40.3)%
Depreciation                                       18           17          5.9%          18          0.0%
Capital Expenditures                                9            6         50.0%           8         12.5%
Total Assets                                    1,415        2,879        (50.9)%      1,480         (4.4)%

    Regional Income of Novelis North America was $34 million for the second quarter of 2005, a decrease of $38 million, or 53%, from the second quarter of 2004. This reduction was mainly due to the movements in metal prices which adversely impacted the can price ceiling. Cost increases, mainly freight and energy costs, were partially offset by improved conversion selling prices in most product lines, as well as by continued improvements in optimizing our product portfolio. The 2% decline in shipments was due primarily to industrial products such as automotive.

Novelis Europe

Europe                                       2nd Qtr      2nd Qtr                   1st Qtr
($ in millions)                               2005         2004        % Chg         2005        % Chg
----------------------------------------   ----------   ----------   ----------   ----------   ----------
Sales                                             833          767          8.6%         807          3.2%
Regional Income                                    58           56          3.6%          57          1.8%
Rolled Product
 Shipments (kt)                                   264          256          3.1%         252          4.8%
Regional Income per Tonne                         220          219          0.5%         226         (2.7)%
Depreciation                                       25           24          4.2%          26         (3.8)%
Capital Expenditures                               12           22        (45.5)%          8         50.0%
Total Assets                                    2,193        2,372         (7.5)%      2,469        (11.2)%

    Regional Income of Novelis Europe was $58 million for the second quarter of 2005, an increase of $2 million or nearly 4% compared to the second quarter of 2004. This increase was supported by a stronger euro on the translation of Regional Income and the result of restructuring initiatives along with continued emphasis on cost control. These improvements, together with higher shipments and a better product portfolio mix, more than offset higher energy costs and the adverse impact of inventory reduction measures.

Novelis Asia

Asia                                         2nd Qtr      2nd Qtr                   1st Qtr
($ in millions)                               2005         2004        % Chg         2005        % Chg
----------------------------------------   ----------   ----------   ----------   ----------   ----------
Sales                                             360          298         20.8%         338          6.5%
Regional Income                                    29           23         26.1%          30         (3.3)%
Rolled Product
 Shipments (kt)                                   123          115          7.0%         114          7.9%
Regional Income per Tonne                         236          200         18.0%         263        (10.3)%
Depreciation                                       11           11          0.0%          12         (8.3)%
Capital Expenditures                                7            4         75.0%           3        133.3%
Total Assets                                      986          948          4.0%         987         (0.1)%

    Regional Income of Novelis Asia was $29 million for the second quarter of 2005, an increase of $6 million, or 26%, over the $23 million in the second quarter of 2004. In the second quarter of 2005, we experienced better pricing in addition to increased shipments, which more than offset the adverse impact of metal timing differences. Productivity improvements contributed to our results as de-bottlenecking in our Korean production facilities allowed us to increase capacity and output levels.

Novelis South America

South America                                2nd Qtr      2nd Qtr                   1st Qtr
($ in millions)                               2005         2004        % Chg         2005        % Chg
----------------------------------------   ----------   ----------   ----------   ----------   ----------
Sales                                             144          117         23.1%         149         (3.4)%
Regional Income                                    19           44        (56.8)%         38        (50.0)%
Rolled Product
 Shipments (kt)                                    60           49         22.4%          63         (4.8)%
Regional Income per Tonne                         317          898        (64.7)%        603        (47.4)%
Depreciation                                       11           12         (8.3)%         11          0.0%
Capital Expenditures                                5            4          25.0%          2        150.0%
Total Assets                                      761          808         (5.8)%        766         (0.7)%

    Regional Income of Novelis South America was $19 million for the second quarter of 2005, a decrease of $25 million, or 57%, compared to the second quarter of 2004. This drop resulted primarily from two specific factors: a $19 million gain resulting from our conversion to a defined contribution pension plan that occurred in the second quarter 2004 and a $19 million negative impact from the 14% strengthening of the Brazilian Real in the second quarter of 2005. Sixty percent of this impact resulted from the effects of the foreign currency balance sheet translation, which has no immediate cash impact on the business. The operating results of the business remained sound with Regional Income benefiting from higher shipment volumes and conversion prices and the favorable impact of higher metal prices on production from our smelters.

    Cash from Operating Activities

    Cash from operating activities was $176 million for the second quarter of 2005 with a positive change in working capital, deferred items and other-net of $135 million. This represents a $215 million improvement in cash from operating activities compared to the same quarter in 2004. The change in working capital, deferred items and other-net for the same period in 2004 was ($137) million. Free cash flow for the second quarter of 2005 was $135 million, representing a $214 million improvement from the second quarter of 2004, which was ($79) million.

Cash Flow                                   2nd Qtr      2nd Qtr      1st Qtr
($ in millions)                              2005         2004         2005
---------------------------------------   ----------   ----------   ----------
Cash from Operating Activities                   176          (39)         112
Dividends                                         (8)          (1)         (13)
Capital Expenditures                             (33)         (39)         (23)
Free Cash Flow(1)                                135          (79)          76

(1) "Free cash flow" consists of cash from operating activities less capital expenditures and dividends. Dividends include those paid by our less than wholly-owned subsidiaries to their minority shareholders and dividends to the common shareholders of Novelis. Management believes that free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, free cash flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of free cash flow. The Company's method of calculating free cash flow may not be consistent with that of other companies.

    Financing and Investment Activities

    At the spin-off from Alcan, Novelis had $2,951 million of debt and capital leases which was reduced by $70 million in the first quarter of 2005. With the strength of free cash flows in the second quarter of 2005, Novelis further decreased its debt position by $98 million to $2,783 million at June 30, 2005, for a total year-to-date debt reduction of $168 million or 6%.

    Capital expenditures totaled $33 million for the second quarter of 2005 and $39 million in the same quarter of last year representing capital reinvestment rates of 58% and 68% of depreciation, respectively. The majority of Novelis' capital expenditures for the quarter was spent on keeping our quality and technology advantage in the market, increasing productivity, finding additional cost reductions and undertaking small projects to increase capacity.

    2005 Outlook

    The guidance for 2005 was based on three primary components. First, the fundamental drivers of the business which are volume, price, product portfolio and cost. The second component is metal, which includes any impact from the can price ceiling or metal timing differences. The last component is currency which includes both income statement and balance sheet translation. When developing guidance for 2005, we relied on the LME forward price curves for the metal component and internal perspective and the external outlook for currencies. Clearly, these two items moved well outside of our projections, with the Real strengthening significantly and metal showing high and sustained prices since late 2004.

    The volatility in metal prices and currency movements limits our ability to provide new guidance. However, year-to-date our fundamental drivers showed strong improvement. We still expect to show a positive increase year over year in the second half of the year on the elements of regional income which we control; volume growth, price, product portfolio and cost.

    Attachment A

    The following table summarizes the reconciliation of Regional Income to Income before income taxes and other items.

                                                Second Quarter
                                           -----------------------   First Quarter
($ in millions)                               2005         2004          2005
----------------------------------------   ----------   ----------   -------------
Regional Income
 Novelis North America                             34           72              57
 Novelis Europe                                    58           56              57
 Novelis Asia                                      29           23              30
 Novelis South America                             19           44              38
Total Regional Income                             140          195             182

 Corporate office *                                34          (10)            (27)

Other Adjustments
 Equity-accounted joint ventures                  (11)         (10)            (11)
 Change in fair market value &
  reclassifications of derivatives                (66)         (27)             19
 Restructuring, rationalization
  & impairment                                     10           (2)              1

 Depreciation & amortization                      (57)         (57)            (58)
 Interest                                         (50)         (19)            (44)

Income before income taxes and
 other items                                        0           70              62

* Corporate office costs include a $45 million gain realized on monetization of cross-currency interest rate swaps in the second quarter 2005.

    Regional Income is the measure by which management evaluates the performance of our operating segments. Regional Income comprises earnings before interest, taxes, depreciation and amortization excluding certain items, such as corporate office costs and asset and goodwill impairments, restructuring, rationalization and the change in fair market value of our derivatives, which are not under the control of the regional groups. These items are managed by the company's head office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance.

    Financial information for the regional groups includes the results of certain joint ventures on a proportionately consolidated basis, which is consistent with the way the regional groups are managed. Under U.S. GAAP, these joint ventures are accounted for under the equity method. Therefore, in order to reconcile to Income before income taxes and other items, the Regional Income attributable to these joint ventures is removed from Total Regional Income for the company and the net after-tax results are reported as equity income.

    The change in the fair market value of derivatives, with the exception of unrealized gains or losses on certain cash flow hedges, has been removed from individual regional results and is shown on a separate line. This presentation provides a more accurate portrayal of underlying regional group results and is in line with the company's portfolio approach to risk management.

Novelis Inc.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (unaudited)
(in millions of US$, except per share amounts)

                                                Second Quarter              Six Months
                                           -----------------------   -----------------------
Periods ended June 30                         2005         2004         2005         2004
----------------------------------------   ----------   ----------   ----------   ----------
Sales and operating revenues
 - third parties                                2,173        1,805        4,291        3,523
 - related parties                                  -          124            -          216
                                                2,173        1,929        4,291        3,739
Costs and expenses
Cost of sales and operating
 expenses, excluding depreciation and
 amortization noted below
 - third parties                                1,968        1,578        3,852        3,083
 - related parties                                  -          112            -          192
Depreciation and amortization                      57           57          115          118
Selling, general and administrative
 expenses                                          76           50          152          110
Research and development expenses                  11           18           19           28
 Interest
 - third parties                                   50           10           94           21
 - related parties                                  -            9            -           17
Other expenses (income) - net
 - third parties                                   11            4           (3)           8
 - related parties                                  -           21            -          (22)
                                                2,173        1,859        4,229        3,555

Income before income taxes and
 other items                                        -           70           62          184
Income taxes                                       15           23           44           66
Income (loss) before other items                  (15)          47           18          118
Equity income                                       2            1            4            3
Minority interests                                 (5)          (3)         (11)          (7)
Net income (loss)                                 (18)          45           11          114
Earnings (loss) per share
 Net income (loss) per share - basic            (0.24)        0.61         0.15         1.54
 Net income (loss) per share - diluted          (0.24)        0.61         0.15         1.53

Dividends per common share                       0.09            -         0.18            -

Supplemental information (note 1):

Net income (loss) attributable to
 consolidated results of Novelis from
 January 6 to June 30, 2005 -
 increase (decrease) to Retained
 earnings                                         (18)           -           41            -
Net loss attributable to combined
results of Novelis from January 1 to
 5, 2005 - decrease to Owner's net
 investment                                         -            -          (30)           -
Net Income (loss)                                 (18)           -           11            -

Novelis Inc.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(in millions of US$, except number of shares)

                                                              June 30,     December 31,
As at                                                           2005           2004
---------------------------------------------------------   ------------   ------------
                                                             (unaudited)     (audited)
ASSETS
Current assets
Cash and cash equivalents                                            129             31
Trade receivables (net of allowances of
$32 in 2005 and $33 in 2004)
 - third parties                                                   1,030            710
 - related parties                                                     -             87
Other receivables
 - third parties                                                     249            118
 - related parties                                                    35            846
Inventories
 Aluminum                                                            962          1,081
 Raw materials                                                        18             20
 Other supplies                                                      142            125
                                                                   1,122          1,226
Total current assets                                               2,565          3,018
Deferred charges and other assets                                    235            193
Long-term receivables from related parties                            82            104
Property, plant and equipment
 Cost (excluding Construction work in progress)                    5,282          5,506
 Construction work in progress                                       117            112
 Accumulated depreciation                                         (3,218)        (3,270)
                                                                   2,181          2,348
Intangible assets (net of accumulated
 amortization of $10 in 2005 and $9 in 2004)                          30             35
Goodwill                                                             248            256
Total assets                                                       5,341          5,954

LIABILITIES AND SHAREHOLDERS'/INVESTED EQUITY
Current liabilities
Payables and accrued liabilities
 - third parties                                                   1,302            859
 - related parties                                                    37            401
Short-term borrowings
 - third parties                                                      23            229
 - related parties                                                     -            312
Debt maturing within one year
 - third parties                                                       3              1
 - related parties                                                     -            290
Total current liabilities                                          1,365          2,092
Debt not maturing within one year
 - third parties                                                   2,757            139
 - related parties                                                     -          2,307
Deferred credits and other liabilities                               486            472
Deferred income taxes                                                198            249
Minority interests                                                   144            140
Shareholders'/Invested equity
Common shares, no par value - unlimited
 number of shares authorized; issued and
 outstanding: 73,993,006 shares                                        -              -
Additional paid-in capital                                           434              -
Retained earnings                                                     27              -
Accumulated other comprehensive income (loss)                        (70)            88
Owner's net investment                                                 -            467
                                                                     391            555
Commitments and contingencies
Total liabilities and
 shareholders'/invested equity                                     5,341          5,954

Novelis Inc.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS (unaudited)
(in millions of US$)

Six months ended June 30                                        2005           2004
---------------------------------------------------------   ------------   ------------
OPERATING ACTIVITIES
Net income                                                            11            114
Adjustments to determine cash from operating
activities:
 Depreciation and amortization                                       115            118
 Deferred income taxes                                               (17)            15
 Equity income                                                        (4)            (3)
 Stock option compensation                                             1              1
 Change in operating working capital,
  deferred items and other - net                                     182           (146)
Cash from operating activities                                       288             99
FINANCING ACTIVITIES
Proceeds from issuance of new debt from third
 parties                                                           2,750            441
Debt repayments
 - third parties                                                  (1,633)           (28)
 - related parties                                                (1,180)             -
Short-term borrowings - net
 - third parties                                                    (468)          (129)
 - related parties                                                   (74)             8
Dividends - common shareholders                                      (14)             -
Dividends - minority interest                                         (7)            (3)
Net receipts from (payments to) Alcan                                104            (17)
Cash from (used for) financing activities                           (522)           272
INVESTING ACTIVITIES
Purchase of property, plant and equipment                            (56)           (59)
Proceeds from disposal of business,
 investments and other assets, net of cash                             9              -
Change in other receivables - third parties                          341           (311)
Change in long-term and other receivables -
 related parties                                                      42              -
Cash from (used for) investment activities                           336           (370)
Increase in cash and cash equivalents                                102              1
Effect of exchange rate changes on cash
 balances held in foreign currencies                                  (4)             -
Cash and cash equivalents - beginning of
 period                                                               31             27
Cash and cash equivalents - end of period                            129             28

Novelis Inc.
CONSOLIDATED AND COMBINED STATEMENT OF SHAREHOLDERS'/INVESTED EQUITY
(unaudited)
(in millions of US$, except number of shares which is in thousands)

                                                                     Additional
                                             Common       Shares       Paid-in        Retained
                                             Shares       Amount       Capital        Earnings
                                           ----------   ----------   ----------      ----------
Balance at December 31, 2004                        -            -            -               -
Net income - six months ended
 June 2005                                          -            -            -              41
Comprehensive loss                                  -            -            -               -
Dividends                                           -            -            -             (14)
Transfer (to)/from Alcan
 - net                                              -            -            -               -
Issuance of common stock in
 connection with the
 distribution                                  73,989            -          434(a)            -
Issuance of common stock
 in connection with stock
 plans                                              4            -            -               -
Balance at June 30, 2005                       73,993            -          434              27

                                            Accumulated
                                               Other
                                            Comprehensive   Owner's Net
                                            Income (Loss)    Investment        Total
                                           --------------   -----------     ----------
Balance at December 31, 2004                           88           467            555
Net income - six months ended
 June 2005                                              -           (30)(b)         11
Comprehensive loss                                   (158)            -           (158)
Dividends                                               -            (7)           (21)
Transfer (to)/from Alcan
 - net                                                  -             4              4
Issuance of common stock
 in connection with the
 distribution                                           -          (434)             -
Issuance of common stock
 in connection with
 stock plans                                            -             -              -
Balance at June 30, 2005                              (70)            -            391

(a) Represents the amount of owner's net investment after transfers (to)/from Alcan - net and the net loss from January 1 to January 5, 2005.
(b)  Refer to note 1 - Background Basis of Presentation.

Novelis Inc.
(in millions of US$)

    1. BACKGROUND AND BASIS OF PRESENTATION

    Background

    On May 18, 2004, Alcan Inc. and its subsidiaries (Alcan) announced its intention to separate its rolled products business into a separate company and to pursue a spin-off of that business to its shareholders. The rolled products businesses were managed under two separate operating segments within Alcan; Rolled Products Americas and Asia and Rolled Products Europe. Alcan and its subsidiaries contributed and, on January 6, 2005, transferred to a new public company, Novelis Inc. (the Company, Novelis, we, us or our), substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe, as their end-use markets and customers are more similar to those of Novelis. Novelis, which was formed in Canada on September 21, 2004, acquired the abovementioned businesses on January 6, 2005, through the reorganization transactions described above.

    On January 6, 2005, the spin-off occurred following the approval by Alcan's Board of Directors and shareholders, and the receipt of other required legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held. Common shares of Novelis began trading on a "when issued" basis on the Toronto (TSX) and New York (NYSE) stock exchanges on January 6, 2005, with a distribution record date of January 11, 2005. "Regular Way" trading began on the TSX on January 7, 2005, and on the NYSE on January 19, 2005.

    The Company together with its subsidiaries produces aluminum sheet and light gauge products where the end-use destination of the products includes the construction and industrial, beverage and food cans, foil products and transportation markets. The Company operates in four continents, North America, South America, Asia and Europe through 36 operating plants and three research facilities in 11 countries. In addition to aluminum rolled products plants, the Company's South American businesses include bauxite mining, aluminum refining and smelting facilities that are integrated with the rolling plants in Brazil.

    In 2004 and prior years, Alcan was considered a related party due to its parent-subsidiary relationship with the Novelis entities. However, subsequent to the spin-off, Alcan is no longer a related party as defined in Statement of Financial Accounting Standards (SFAS) No. 57, Related Party Disclosures.

    Post-transaction adjustments

    The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties by the end of 2005. These adjustments, for the most part, will be reflected as changes to shareholders' equity and could include items such as working capital, pension assets and liabilities and adjustments to opening balance sheet accounts.

    Agreements between Novelis and Alcan

    Novelis has entered into various agreements with Alcan for the use of transitional and technical services, the supply of Alcan's metal and alumina, the licensing of certain of Alcan's patents, trademarks and other intellectual property rights, and the use of certain buildings, machinery and equipment, technology and employees at certain facilities retained by Alcan, but required in Novelis's business.

    Basis of presentation

    The consolidated and combined financial statements for the six months ended June 30, 2005 include the results for the period from January 1 to January 5, 2005 prior to the Company's spin-off from Alcan, in addition to the results for the period from January 6 to June 30, 2005, as described below. The unaudited combined financial results for the period from January 1 to January 5, 2005 represent the operations and cash flows of the Novelis entities on a carve-out basis. The unaudited consolidated results as at June 30, 2005 and for the period from January 6 (the date of the spin-off from Alcan) to June 30, 2005 represent the operations, cash flows and financial position of the Company as a stand-alone entity.

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    All income earned and cash flows generated by the Novelis entities as well as the risks and rewards of these businesses from January 1 to January 5, 2005 were primarily attributed to Novelis and are included in the unaudited consolidated results for the period from January 6 to June 30, 2005, with the exception of mark-to-market losses of $30 on derivative contracts primarily with Alcan. These mark-to-market losses for the period from January 1 to 5, 2005, were recorded in the unaudited consolidated and combined statements of income for the six months ended June 30, 2005, and are reflected as a decrease in Owner's net investment.

    The historical combined financial statements as at December 31, 2004 (audited) and for the second quarter and six months ended June 30, 2004 (unaudited) (hereafter, "the historical combined financial statements") have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses subsequently transferred to Novelis. Management believes the assumptions underlying the historical combined financial statements, including the allocations described below, are reasonable. However, the historical combined financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows or what its results of operations, financial position and cash flows would have been had Novelis been a stand-alone company during the periods presented. Alcan's investment in the Novelis businesses, presented as Owner's net investment in the historical combined financial statements, includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan.

    In the opinion of management of the Company, the unaudited consolidated and combined and historical combined financial statements reflect all adjustments (including normal recurring adjustments) necessary for a fair statement of the financial position and the results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), applied on a consistent basis. The presentation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The results reported in these unaudited consolidated and combined financial statements are not necessarily indicative of the results that may be expected for the entire year.

    As Novelis was not a stand-alone company and operated as a part of Alcan prior to 2005, the historical combined financial statements include allocations of certain Alcan expenses, assets and liabilities, including the items described below.

    General Corporate Expenses

    Alcan allocated general corporate expenses to the Company based on average head count and capital employed. Capital employed represents Total assets less Payables and accrued liabilities and Deferred credits and other liabilities. These allocations are reflected in Selling, general and administrative expenses in the historical combined statements of income for the second quarter and six months ended June 30, 2004. The general corporate expense allocations are primarily for human resources, legal, treasury, insurance, finance, internal audit, strategy and public affairs and amounted to $9 and $17 for the second quarter and the six months ended June 30, 2004, respectively. Total head office costs, including the amounts allocated, amounted to $10 and $20 for the second quarter and six months ended June 30, 2004, respectively. The costs allocated are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone company, nor are they indicative of costs that will be charged or incurred in the future. Subsequent to the spin-off, the Company performs the majority of these functions using its own resources or purchased services; however, for an interim period, certain services will continue to be provided by Alcan. It is not practicable to estimate the amount of expenses the Company would have incurred for the second quarter and six months ended June 30, 2004 had it been a stand-alone entity, unaffiliated with Alcan.

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    Pensions and Post-Retirement Benefits

    Prior to the spin-off, certain Novelis entities had pension obligations mostly comprised of defined benefit plans in the U.S. and the U.K., unfunded pension benefits in Germany and lump sum indemnities payable upon retirement to employees of businesses in France, Korea and Malaysia. These pension benefits are managed separately and the related assets, liabilities and costs are included in both the consolidated and combined and historical combined financial statements.

    Prior to the spin-off, Alcan managed defined benefit plans in Canada, the U.S., the U.K. and Switzerland that include some of the entities of the Company. The Company's share of these plans' assets and liabilities is not included in the historical combined balance sheet as at December 31, 2004. The historical combined statements of income for the second quarter and six months ended June 30, 2004, however, include an allocation of the costs of the plans that varies depending on whether the entity was a subsidiary or a division of Alcan at that time. Pension costs of divisions of Alcan that were transferred to Novelis were allocated based on the following methods: service costs were allocated based on a percentage of payroll costs; interest costs, the expected return on assets, and amortization of actuarial gains and losses were allocated based on a percentage of the projected benefit obligation (PBO); and prior service costs were allocated based on headcount. The total allocation of such pension costs amounted to $3 and $6 for the second quarter and six months ended June 30, 2004, respectively. Pension costs of subsidiaries of Alcan that were transferred to Novelis were accounted for on the same basis as a multi-employer pension plan whereby the subsidiaries' contributions for the period were recognized as net periodic pension cost. There were no contributions by the subsidiaries for the second quarter and six months ended June 30, 2004.

    Prior to the spin-off, Alcan provided post-retirement benefits in the form of unfunded healthcare and life insurance benefits to retired employees in Canada and the U.S. that include retired employees of some of the Company's businesses. The Company's share of these plans' liabilities is included in the historical combined balance sheet as at December 31, 2004 and the Company's share of these plans' costs is included in the historical combined statement of income for the second quarter and six months ended June 30, 2004.

    Subsequent to the spin-off, certain changes were made to the Alcan plans covering Novelis employees and new pension plans were also established by Novelis.

    Income Taxes

    Income taxes for 2004 were calculated as if all of the Company's operations had been separate tax paying legal entities, each filing a separate tax return in its local tax jurisdiction. For jurisdictions where there was no tax sharing agreement, amounts currently payable were included in Owner's net investment.

    Cash Management

    Cash and cash equivalents in the historical combined balance sheet as at December 31, 2004 are comprised of the cash and cash equivalents of the Company's businesses, primarily in South America, Asia and parts of Europe, that perform their own cash management functions.

    Historically, Alcan performed cash management functions on behalf of certain of the Company's businesses primarily in North America, the United Kingdom, and parts of Europe. Cash deposits from these businesses were transferred to Alcan on a regular basis. As a result, none of Alcan's cash and cash equivalents were allocated to the Company in the historical combined financial statements. Transfers to and from Alcan were netted against Owner's net investment. Subsequent to the spin-off, the Company is responsible for its own cash management functions.

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    Interest Expense

    The Company obtains short and long-term financing from third parties, and prior to the spin-off, from related parties. Interest is charged on all short and long-term debt and is included in Interest in both the consolidated and combined and historical combined statements of income.

    Historically, Alcan provided certain financing to the Novelis entities and incurred third party debt at the parent level. This financing is reflected in the historical combined balance sheet as at December 31, 2004 within the amounts due to Alcan and is interest-bearing. As a result of this arrangement, the historical combined financial statements for the second quarter and six months ended June 30, 2004 do not include an allocation of additional interest expense. The Company's interest expense as a stand-alone company is higher than reflected in the historical combined statements of income for the second quarter and six months ended June 30, 2004.

    Derivatives

    The Company primarily enters into derivative contracts to manage a portion of its foreign exchange, commodity and interest rate risks. These contracts are reported at their fair value on the balance sheet. Changes in the fair value of these contracts are recorded in the statement of income, included in Other expenses (income) - net.

    Stock Options

    Stock option expense and other stock-based compensation expense in the historical combined statements of income include the Alcan expenses related to the fair value of awards held by certain employees of Alcan's Rolled Products businesses during the periods presented as well as an allocation, calculated based on the average of headcount and capital employed, for Alcan's corporate office employees. These expenses are not necessarily indicative of what the expenses would have been had the Company been a separate stand-alone entity in 2004.

    Earnings Per Share

    Prior to the spin-off, the Company was not a separate legal entity with common shares outstanding. Earnings per share for 2004 have been presented using the Novelis common shares outstanding immediately after completion of the spin-off on January 6, 2005.

    2. RELATED PARTY TRANSACTIONS

    The Company enters into transactions with related parties in the ordinary course of business. Alcan is the primary supplier of prime and sheet ingot to the Company as well as the counterparty to all of the Company's metal derivatives. The Company also sells inventory to Alcan and certain equity-accounted investees. In 2004 and prior years, Alcan was considered a related party to Novelis. However, subsequent to the spin-off, Alcan is no longer a related party, as defined in SFAS No. 57, Related Party Disclosures.

    In 2004, all related parties balances on the statement of income represent principally transactions between Alcan and Novelis. Subsequent to the spin- off, Novelis repaid its net obligation to Alcan at December 31, 2004 from the proceeds of third party financing. At June 30, 2005, balances due to and from related parties comprise balances between Novelis and its equity-accounted investees.

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    Atlanta, Georgia
    August 10, 2005

    Novelis, which was spun off by Alcan effective January 6, 2005, is the global leader in aluminum rolled products and aluminum can recycling, with 36 operating facilities in 11 countries and more than 13,000 dedicated employees. Novelis has the unique ability to provide its customers with a regional supply of high-end rolled aluminum throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, Novelis supplies aluminum sheet and foil to automotive, transportation, beverage and food packaging, construction, industrial and printing markets. Please visit http://www.novelis.com for more information on Novelis.

    Statements made in this news release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include global supply and demand conditions for rolled aluminum products, changes in the relative value of various currencies, changes and volatility of LME aluminum prices and other raw materials we use, demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with (and financial or operating conditions of) customers and suppliers, competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials, changes in the market value of derivatives, and the level of our indebtedness and ability to generate cash and other factors relating to the Company's ongoing operations. Reference should be made to the Company's 2004 annual report on Form 10-K for a summary of major risk factors.

    NOTE TO FINANCIAL MEDIA

    Novelis executives will discuss the company's performance during a conference call today with financial analysts beginning at 8:00 a.m. ET. Reporters are invited to listen to the call. To access the call, U.S. callers should dial 888-396-2369. International callers should dial 617-847-8710, passcode for both numbers is 45030965. Beginning at 10:00 a.m. ET today, a replay of the presentation will be available until midnight on Wednesday, August 17, 2005. To access the replay, U.S. callers should dial 888-286-8010, international callers should call 617-801-6888. The access code for U.S. and International is 44286661.
    The conference call will also be webcast on the Novelis Investor Relations website at http://www.novelis.com. A presentation will be available during the webcast and a downloadable version will be accessible on the Novelis website.

SOURCE  Novelis Inc.
    -0-                             08/10/2005
    /CONTACT: Media: Charles Belbin, +1-404-814-4260, Investor: Holly Ash, +1-404-814-4212, both of Novelis Inc./
    /Web site:  http://www.novelis.com /
    (NVL NVL.)